Exhibit 99.1

Coffee Holding Co., Inc. Reports Fiscal Year 2006 Revenue

BROOKLYN, New York November 20, 2006. Coffee Holding Co., Inc. (AMEX:JVA) today announced revenues for the just completed 2006 Fiscal (October 31st) reached $50 million for the first time in company history. Total 2006 revenues were $50,374,000 (unaudited) vs. fiscal 2005 revenues of $41,545,345 (audited), an increase of 21%.

“We’ve continued to experience double digit top line growth for the 4th consecutive year” said Andrew Gordon, President and Chief Executive Officer. “We anticipate that 2007 will be no different as our sales continue to expand in all 3 of our primary business areas, private label, branded and green coffee sales. In addition, we expect to see significant revenue and profit contributions next year from our newly formed joint ventures as sales should begin to come on line following the initial set up phases.”

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold through the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.